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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                      AS FILED WITH THE STATE OF DELAWARE
                                ON JUNE 9, 2000

     COR THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

     FIRST: At a meeting of the Board of Directors of the corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read in its entirety as follows:

     "FOURTH. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred and Twenty-Five Million (125,000,000) shares, comprised of One Hundred and Twenty Million (120,000,000) shares of Common Stock, $0.0001 par value (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, $0.001 par value (the "Preferred Stock").

          The board of directors is expressly authorized, subject to the limitations prescribed by law and the provisions of the Restated Certificate of Incorporation, to provide for the issuance of all or any shares of any wholly unissued series of Preferred Stock, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the board of directors to create such series, and a certificate of designations setting forth a copy of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the board of directors with respect to each such series shall include without limitation of the foregoing the right to specify the number of shares of each such series and to authorize an increase or decrease in such number of shares and the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices;
     (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such

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     rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the board of directors may deem advisable and as are not inconsistent with law and the provisions of the Restated Certificate of Incorporation. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitation, or restrictions of the Common Stock are expressly made subject and subordinate to those that are fixed and those that may be fixed with respect to any shares of the Preferred Stock."

     SECOND: Thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Vaughn M. Kailian, its President, and Patrick A. Broderick, its Secretary, this 31 day of May, 2000.




                                        By:       /s/ VAUGHN M. KAILIAN
                                            ---------------------------------
                                                    VAUGHN M. KAILIAN
                                                        PRESIDENT


                                        Attest:   /s/ PATRICK A. BRODERICK
                                                -----------------------------
                                                    PATRICK A. BRODERICK
                                                         SECRETARY




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